Exhibit 99.1

News Release General Inquiries: (877) 847-0008 www.constellationenergypartners.com
Investor Contact:	Charles C. Ward (877) 847-0009

Constellation Energy Partners Reports

Fourth Quarter and Full Year 2009 Results

HOUSTON—(BUSINESS WIRE)—Feb. 22, 2010—Constellation Energy Partners LLC (NYSE Arca: CEP) today reported fourth quarter and full year 2009 results.

The company produced 4,041 MMcfe for the fourth quarter 2009 for full year production of 17.1 Bcfe, which resulted in Adjusted EBITDA of $15.6 million for the fourth quarter and $67 million for the full year. Operating expenses, which include lease operating expenses, production taxes and general and administrative expenses, totaled $13.7 million for the quarter and $55.2 million for the full year.

“Last year was an important year for us,” said Stephen R. Brunner, President and Chief Executive Officer of Constellation Energy Partners. “We successfully addressed a number of significant challenges and, in the process, returned solid operating results that have enabled us to better position the company for the future.”

Average daily net production for the fourth quarter was 43.9 MMcfe, resulting in a daily average of 46.7 MMcfe for the full year. Operating costs, which include lease operating expenses, production taxes and general and administrative expenses, net of certain non-cash items, averaged $3.14 per Mcfe during the quarter, resulting in an average of $3.16 per Mcfe for the year.

On a GAAP basis, the company reported a net loss of $2.1 million for the fourth quarter 2009, which includes a net gain from mark-to-market activities of $18.6 million. For the full year, the company reported a net loss of $9 million, which includes a net gain from mark-to-market activities of $19.4 million.

Liquidity Update

As of Dec. 31, 2009, outstanding debt under the company’s credit facility totaled $195 million and the company had a cash balance of $11.3 million. Since Dec. 31, 2009, the company has reduced debt by an additional $5 million, bringing the balance of outstanding debt under the credit facility to $190 million, which currently leaves the company with $15 million in available borrowing capacity.

Financial Outlook for 2010

“In 2010, our focus remains on debt reduction, which we intend to achieve with cash flow from operations through lower capital spending, a continuation of our distribution suspension, and cost containment,” said Brunner.

The company announced that it anticipates total capital spending for 2010 to range between $10 million and $12 million. Net production is forecast to range between 14.5 and 15.5 Bcfe for 2010, with operating costs expected to range between $52 million and $56 million for the year.

The company has hedged approximately 9.5 Bcfe of its Mid-Continent production in 2010 at an average price of $7.47 per Mcfe and an additional 2.4 Bcfe of production at an average price of $8.21 per Mcfe. The remainder of the company’s production for 2010 is subject to market conditions and pricing.

During the first quarter 2009, the company discontinued hedge accounting on all existing commodity derivatives and now accounts for derivatives using the mark-to-market accounting method. As a result, the company will recognize all future changes in the fair value of its derivatives as gains and losses in earnings.

Distribution Outlook

The company previously announced that it expects distributions will remain suspended until after such time that debt levels are reduced and market conditions again warrant resumption of capital spending at maintenance levels.

“We currently expect that our distribution will remain suspended through the fourth quarter of 2010 and that we will resume capital spending to maintain our production rates in 2011,” Brunner added.

Management will continue to evaluate the company’s quarterly distribution, taking into account debt levels, liquidity, the provisions of the company’s credit and operating agreements, and business plans. All distributions are subject to approval by the company’s Board of Managers.

Conference Call Information

The company will host a conference call at 10:00 a.m. (CST) on Monday, Feb. 22, 2010 to discuss fourth quarter and full year 2009 results.

To participate in the conference call, analysts, investors, media and the public in the U.S. may dial (888) 810-6805 shortly before 10:00 a.m. (CST). The international phone number is (517) 308-9398. The conference password is PARTNERS.

A replay will be available beginning approximately one hour after the end of the call by dialing (800) 944-1518 or (203) 369-3416 (international). A live audio webcast of the conference call, presentation slides and the earnings release will be available on Constellation Energy Partners’ Web site (www.constellationenergypartners.com) under the Investor Relations page. The call will also be recorded and archived on the site.

About the Company

Constellation Energy Partners LLC is a limited liability company focused on the acquisition, development and production of oil and natural gas properties, as well as related midstream assets.

SEC Filings

The company intends to file its 2009 Form 10-K on or about Feb. 24, 2010.

Non-GAAP Measures

We present Adjusted EBITDA in addition to our reported net income in accordance with GAAP. Adjusted EBITDA is a non-GAAP financial measure that is defined as net income (loss) adjusted by interest (income) expense; depreciation, depletion and amortization; write-off of deferred financing fees; impairment of long-lived assets; accretion of asset retirement obligation; (gain) loss on sale of assets; exploration costs; (gain) loss from equity investment; unit-based compensation programs; unrealized (gain) loss on derivatives; and realized (gain) loss on cancelled derivatives.

Adjusted EBITDA is used as a quantitative standard by our management and by external users of our financial statements such as investors, research analysts and others to assess the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness; and our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure. Adjusted EBITDA is not intended to represent cash flows for the period, nor is it presented as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

Maintenance capital expenditures are capital expenditures that we expect to make on an ongoing basis to maintain our asset base (including our undeveloped leasehold acreage) at a steady level over the long term. These expenditures include the drilling and completion of additional development wells to offset the expected production decline during such period from our producing properties, as well as additions to our inventory of unproved properties or proved reserves required to maintain our asset base.

Forward-Looking Statements

We make statements in this news release that are considered forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management’s assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this news release are not guarantees of future performance, and we cannot assure you that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the “Risk Factors” section in our SEC filings and elsewhere in those filings. All forward-looking statements speak only as of the date of this news release. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

PRESS RELEASE

Constellation Energy Partners LLC

Operating Statistics

	Three Months Ended Dec. 31,				Twelve Months Ended Dec. 31,
	2009		2008		2009		2008
Net Production:
Total production (MMcfe)	4,041		4,442		17,061		17,384
Average daily production (Mcfe/day)	43,924		48,283		46,742		47,497

Average Net Sales Price per Mcfe:
Net realized price, including hedges	$7.00	(a)	$7.32	(a)	$7.06	(a)	$7.74	(a)
Net realized price, excluding hedges	$4.25	(b)	$4.57	(b)	$3.59	(b)	$7.71	(b)

(a) Excludes impact of mark-to-market losses and net of cost of sales.
(b) Excludes all hedges, the impact of mark-to-market losses and net of cost of sales.

Net Proved Reserves:
Proved developed (Bcfe)					112.1		158.4
Proved undeveloped (Bcfe)					19.1		74.0
Total proved (Bcfe)					131.2		232.4

Net Wells Drilled and Completed	—		26		60		115
Net Recompletions	—		11		17		43
Developmental Dry Holes	—		—		1		—

Constellation Energy Partners LLC

Condensed Consolidated Statements of Operations

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2009	2008	2009	2008
	($ in thousands)		($ in thousands)

Oil and gas sales	$28,903	$33,770	$123,126	$141,863
Gain/(Loss) from mark-to-market activities	18,581	17,389	19,410	21,376

Total revenues	47,484	51,159	142,536	163,239

Operating expenses:
Lease operating expenses	8,292	8,556	33,535	36,257
Cost of sales	608	1,241	2,638	7,261
Production taxes	908	1,607	3,153	8,398
General and administrative	4,497	3,318	18,506	13,998
Exploration costs	373	172	855	414
(Gain)/Loss on sale of equipment	(14)	(5)	—	(301)
Depreciation, depletion and amortization	28,202	45,579	76,286	77,919
Accretion expense	139	104	406	411

Total operating expenses	43,005	60,572	135,379	144,357

Other expenses:
Interest (income) expense, net	6,584	3,221	16,303	11,817
Other (income) expense	6	(252)	(123)	(203)

Total expenses	49,595	63,541	151,559	155,971

Net income (loss)	$(2,111)	$(12,382)	$(9,023)	$7,268

Adjusted EBITDA	$15,612	$18,187	$66,992	$75,285

EPS - Basic	$(0.11)	$(0.56)	$(0.40)	$0.32
EPS - Basic units outstanding	23,099,947	22,351,827	22,664,895	22,370,426

EPS - Diluted	$(0.11)	$(0.56)	$(0.40)	$0.32
EPS - Diluted units outstanding	23,099,947	22,351,827	22,664,895	22,370,426

Constellation Energy Partners LLC

Condensed Consolidated Balance Sheets

	Dec. 31, 2009	Dec. 31, 2008
	($ in thousands)
Current assets	$45,265	$52,231
Natural gas properties, net of accumulated depreciation, depletion and amortization	612,625	662,519
Other assets	50,427	44,099

Total assets	$708,317	$758,849

Current liabilities	$16,484	$19,506
Debt	195,000	212,500
Other long-term liabilities	12,129	6,754

Total liabilities	223,613	238,760

Class D interests	6,667	6,667

Common members’ equity	449,670	463,295
Accumulated other comprehensive income	28,367	50,127

Total members’ equity	478,037	513,422

Total liabilities and members’ equity	$708,317	$758,849

Constellation Energy Partners LLC

Reconciliation of Net Income to Adjusted EBITDA

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2009	2008	2009	2008
	($ in thousands)		($ in thousands)
Reconciliation of Net Income to Adjusted EBITDA:
Net income	$(2,111)	$(12,382)	$(9,023)	$7,268
Add:
Interest expense/(income), net	6,584	3,221	16,303	11,817
Depreciation, depletion and amortization	28,202	45,579	76,286	77,919
Accretion of asset retirement obligation	139	104	406	411
(Gain)/loss on sale of asset	(14)	(5)	—	(301)
Exploration costs	373	172	855	414
Loss from mark-to-market activities	(18,581)	(17,389)	(19,410)	(21,376)
Unit-based compensation programs	1,020	49	1,308	322
Unrealized (gain)/loss on natural gas derivatives/hedge ineffectiveness	—	(1,162)	267	(1,189)

Adjusted EBITDA (1)	$15,612	$18,187	$66,992	$75,285

	Three Months Ended Sep. 30,		Nine Months Ended Sep. 30,
	2009	2008	2009	2008
	($ in thousands)		($ in thousands)
Reconciliation of Net Income to Adjusted EBITDA:
Net income	$(9,101)	$26,939	$(6,912)	$19,650
Add:
Interest expense/(income), net	3,600	3,218	9,719	8,596
Depreciation, depletion and amortization	15,455	11,318	48,084	32,340
Accretion of asset retirement obligation	109	105	267	307
(Gain)/loss on sale of asset	—	(85)	14	(296)
Exploration costs	276	103	483	241
Loss from mark-to-market activities	6,368	(21,976)	(829)	(3,987)
Unit-based compensation programs	136	118	288	273
Unrealized (gain)/loss on natural gas derivatives/hedge ineffectiveness	—	(831)	267	(27)

Adjusted EBITDA (1)	$16,843	$18,909	$51,381	$57,097

(1)	Our Adjusted EBITDA should not be considered as an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Our Adjusted EBITDA excludes some, but not all, items that affect net income and operating income and these measures may vary among other companies. Therefore, our Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

We define Adjusted EBITDA as net income (loss) plus:

•	interest (income) expense;

•	depreciation, depletion and amortization;

•	write-off of deferred financing fees;

•	impairment of long-lived assets;

•	(gain) loss on sale of assets;

•	exploration costs;

•	(gain) loss from equity investment;

•	unit-based compensation programs;

•	accretion of asset retirement obligation;

•	unrealized (gain) loss on derivatives; and

•	realized loss (gain) on cancelled derivatives.